Exhibit 99.1

VITAMIN SHOPPE, INC. 2101 91st Street North Bergen, NJ 07047 (201) 624-3000 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces First Quarter 2014 Results

1Q14 Highlights:

•	Total revenue increased 10.3%

•	Total comparable sales grew 3.6%

•	E-commerce revenues increased 17.0%

•	Fully diluted GAAP Earnings per Share of $0.67, or $0.70 per share on an adjusted basis

•	Opened 9 new stores, including 1 in Canada

NORTH BERGEN, N.J., May 7, 2014 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading multi-channel specialty retailer of nutritional products, today announced preliminary results for the three months ended March 29, 2014. Total net sales in the first quarter increased 10.3% to $307.8 million compared to $279.1 million in the same period of the prior year. Reported fully-diluted earnings per share in first quarter 2014 were $0.67, compared with $0.68 in first quarter 2013.

Tony Truesdale, Chief Executive Officer of the Company commented, “Total comparable sales of 3.6% were positive for the 34th consecutive quarter which highlights the consistency in our industry and our business model. Our e-commerce sales reported another quarter of double-digit growth. We are continuing to make investments in our omni-channel initiative to further enhance our customers overall experience.”

First Quarter 2014 Results

Sales growth in the quarter was driven by: 1) a 2.3% increase in comparable retail store sales, 2) growth from non-comp stores, including Super Supplements, and 3) a 17.0% increase in e-commerce sales. Super Supplements contributed approximately 2 percentage points to e-commerce growth. Total comparable sales were 3.6%, including e-commerce comp sales.

The Company opened 9 stores in the quarter, including 1 in Canada. The majority of the store openings occurred later in the quarter. Total store count was 667 as of March 29, 2014, compared with 621 on March 30, 2013.

Cost of goods sold, which includes product, warehouse, distribution and store occupancy costs, increased $20.9 million, or 11.8%, to $198.4 million for the three months ended March 29, 2014, compared with $177.4 million for the three months ended March 30, 2013.

Gross profit increased $7.8 million, or 7.7%, to $109.5 million for 2014 first quarter, compared with $101.6 million for first quarter 2013. Gross profit as a percentage of net sales was 35.6% for the quarter ended March 29, 2014, compared to 36.4% in first quarter 2013. The decrease was primarily attributable to the new distribution center, shifts in product category sales mix and higher penetration of e-commerce sales.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $8.3 million, or 12.3%, to $75.2 million for the quarter ended March 29, 2014, compared with $67.0 million for the quarter ended March 30, 2013. SG&A includes approximately $1.8 million of expenses related to potential manufacturing acquisition opportunities and integration costs. SG&A in first quarter 2013 included transaction and integration related expenses for the Super Supplements acquisition of $2.0 million. Reported SG&A as a percentage of net sales was 24.4% for first quarter 2014 compared with 24.0% in first quarter 2013. Excluding non-operating costs for both periods, SG&A as a percent of revenue was 23.9% in first quarter 2014 and 23.3% in first quarter 2013. The increase reflects higher depreciation and less leverage due to lower comparable retail sales growth.

Income from operations in first quarter 2014 of $34.2 million was essentially flat with the same period of the prior year. As a percentage of net sales, income from operations was 11.1% for first quarter 2014 compared with 12.4% for first quarter 2013. Adjusted for non-operating costs in both periods, income from operations as a percentage of sales was 11.7% in first quarter 2014 and 13.1% in first quarter 2013.

Net income was $20.5 million for first quarter 2014, essentially flat with the same period of the prior year. Reported earnings per diluted share (EPS) were $0.67 in first quarter 2014 compared with $0.68 in first quarter 2013. First quarter 2014 includes an estimated $0.03 per share of acquisition-related expenses while first quarter 2013 included an estimated $0.04 per share impact related to the Super Supplements acquisition.

Balance Sheet and Cash Flow

Cash and equivalents at March 29, 2014 were $87.8 million and the company has no debt.

Capital expenditures were $8.5 million in the quarter with funds expended primarily for the build-out of new stores, improvements to existing stores and IT investments.

Outlook

Management expects the following for 2014:

•	Retail store comparable sales growth of low to mid-single digits, and total comps including e-commerce, of mid-single digits

•	Approximately 60 new stores

•	Depreciation & amortization of approximately $31 million

•	Slight EBIT margin decline

•	Capital expenditures of approximately $35 to $40 million

Webcast

Management will host a conference call to discuss the first quarter 2014 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30 a.m. ET on May 7, 2014 and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The passcode for the replay is 6051052. The replay will be available until 11:59 p.m. ET on May 14, 2014. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading multi-channel specialty retailer of nutritional products based in North Bergen, New Jersey. In its stores and on its website, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 900 national brand products, the Vitamin Shoppe also exclusively carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM and Next StepTM brands. The Vitamin Shoppe conducts business through more than 660 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its websites, www.VitaminShoppe.com and www.supersup.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law.

Investor and Analyst Contact	Media Contact
Kathleen Heaney	Meghan Kennedy
646-912-3844	201-552-6017
ir@vitaminshoppe.com	Meghan.kennedy@vitaminshoppe.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 29,	March 30,
	2014	2013
Net sales	$307,836	$279,087
Cost of goods sold	198,367	177,445

Gross profit	109,469	101,642
Selling, general and administrative expenses	75,222	66,961

Income from operations	34,247	34,681
Interest expense, net	85	105

Income before provision for income taxes	34,162	34,576
Provision for income taxes	13,653	13,779

Net income	$20,509	$20,797

Weighted average common shares outstanding
Basic	30,214,684	29,919,356
Diluted	30,750,265	30,494,915
Net income per common share
Basic	$0.68	$0.70
Diluted	$0.67	$0.68

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(Unaudited)

	Three Months Ended
	March 29,	March 30,
	2014	2013
Net sales:
Retail	$272,468	$248,422
Direct	35,368	30,665

Net sales	$307,836	$279,087

Income from operations:
Retail	$56,699	$55,175
Direct	7,025	5,876
Corporate costs	(29,477)	(26,370)

Income from operations	$34,247	$34,681

Increase in total comparable net sales	3.6%	5.4%
Increase in comparable store net sales	2.3%	4.5%

Gross profit as a percent of net sales	35.6%	36.4%
Income from operations as a percent of net sales	11.1%	12.4%

Capital Expenditures	$8,515	$11,843
Depreciation and Amortization	8,040	6,335

Acquisition and integration costs	$1,758	$1,988

Store Data:
Stores open at beginning of period	659	579
Stores opened	9	13
Stores acquired	—	31
Stores closed	(1)	(2)

Stores open at end of period	667	621

Total retail square footage at end of period (in thousands)	2,417	2,280

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 29,	December 28,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$87,826	$74,036
Inventories	169,375	163,921
Prepaid expenses and other current assets	29,881	37,228

Total current assets	287,082	275,185
Property and equipment, net of accumulated depreciation and amortization of $215,513 and $207,928 in 2014 and 2013, respectively	119,769	120,142
Goodwill	210,633	210,633
Other intangibles, net	71,182	71,264
Other assets	4,977	4,840

Total assets	$693,643	$682,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,229	$39,106
Accrued expenses and other current liabilities	51,911	63,738

Total current liabilities	87,140	102,844
Deferred income taxes	13,155	11,588
Deferred rent	36,161	36,032
Other long-term liabilities	2,921	3,260
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at March 29, 2014 and December 28, 2013	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 30,687,206 shares issued and 30,678,625 shares outstanding at March 29, 2014, and 30,531,550 shares issued and 30,525,234 shares outstanding at December 28, 2013	307	305
Additional paid-in capital	307,854	302,314
Treasury stock, at cost; 8,581 shares at March 29, 2014 and 6,316 shares at December 28, 2013	(374)	(280)
Accumulated other comprehensive loss	(117)	(86)
Retained earnings	246,596	226,087

Total stockholders’ equity	554,266	528,340

Total liabilities and stockholders’ equity	$693,643	$682,064

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